                      SHAREHOLDER ACCOUNT SERVICING AGREEMENT

     THIS AGREEMENT, made as of the 18th day of November, 1996, by and between Piper Global Funds Inc., a Minnesota corporation (the "Company"), on behalf of each series of the Company's common stock (such series are referred to herein individually as a "Fund" and collectively as the "Funds"), and Piper Trust Company, a Minnesota corporation ("Piper Trust").

                                WITNESSETH:

     WHEREAS, the Company has entered into an Agency Agreement with Investors Fiduciary Trust Company ("IFTC") pursuant to which IFTC was appointed as Transfer Agent and Dividend Disbursing Agent for the Funds; and

     WHEREAS, management of the Company has determined that it would be in the best interests of each Fund and its shareholders to maintain with IFTC certain omnibus accounts, with each such account representing the accounts of a number of individual shareholders who maintain accounts with Piper Trust, and to have Piper Trust provide transfer agent and dividend disbursing agent services for such underlying individual shareholder accounts.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

     1.  SCOPE OF APPOINTMENT.

     (a) Subject to the conditions set forth in this Agreement, the Company hereby appoints Piper Trust to perform certain transfer agent and dividend disbursing agent services, and Piper Trust accepts such appointment.

     (b) Such services shall be provided with respect to all individual shareholder accounts encompassed within the omnibus accounts referenced above, except as set forth in Section 1(c) of this Agreement.

     (c) Certain individual shareholder accounts encompassed within the omnibus accounts referenced above are the subject of an Administrative Services Agreement dated September 1, 1996, by and among DCA, Inc., the Company, Piper Funds Inc., Piper Funds Inc.--II, Piper Institutional Funds Inc. and Piper Trust. With respect to such individual shareholder accounts, DCA, Inc. will provide certain recordkeeping, reporting and processing services, and Piper Trust shall be required to perform only those services described in subsection
(e) below that are not performed by DCA, Inc.

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     (d)  Piper Trust agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

     (e) Piper Trust agrees to perform the usual and ordinary services of transfer agent and dividend disbursing agent not performed by IFTC with respect to the shareholder accounts outlined in Section 1(b), including, without limitation, the following: maintaining all shareholder accounts; preparing shareholder meeting lists; mailing shareholder reports and prospectuses; tracking shareholder accounts for blue sky and Rule 12b-1 purposes; withholding taxes on non-resident alien and foreign corporation accounts; preparing and mailing checks for disbursement of income dividends and capital gains distributions; preparing and filing U.S. Treasury Department Form 1099 for all shareholders; preparing and mailing confirmation forms to shareholders and dealers with respect to all purchases, exchanges and liquidations of Fund shares and other transactions in shareholder accounts for which confirmations are required; recording reinvestments of dividends and distributions in Fund shares; recording redemptions of Fund shares; and preparing and mailing checks for payments upon redemption and for disbursements to withdrawal plan holders.

     (f) Piper Trust shall perform all services relating to shareholder transactions, share redemptions and maintaining shareholder accounts on the same business day as the request for the transaction is received. Piper Trust shall perform all services relating to payouts of monies no later than three business days following the date of receipt of the request for the transaction. Piper Trust shall perform all services relating to the provision of confirmations no later than three business days following the transaction. Any activities not enumerated will be fulfilled no later than the time required by applicable law. In each case the time standards will be adjusted to meet any applicable requirements of law. The time frames above include not only the performance of the activity, but the appropriate quality control and mailing of the related checks, confirms, letters or other documents.

     Piper Trust will maintain records of its performance, available to the Company for inspection upon reasonable notice.

     2. COMPENSATION. As compensation for the services to be provided by Piper Trust hereunder, each Fund will pay to Piper Trust an annual per-account fee as set forth in Exhibit A hereto. Such fee shall not be payable, however, with respect to those individual shareholder accounts specified in Section 1(c) of this Agreement. Such fee shall be payable on a monthly basis at a rate of 1/12th of the annual per-account charge, with payment being made within ten business days following the end of the month covered by such payment. Such fee covers all services outlined in Section 1(d) with the exception of preparing shareholder meeting lists and mailing shareholder reports and prospectuses. These services, along with proxy processing

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(if applicable) and other special service requests, will be billable as performed at a mutually agreed upon fee in addition to the annual fee as noted, provided that such mutually agreed upon fee shall be fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

     3.  RECORDS.

     (a) Piper Trust will maintain customary records in connection with its agency appointment hereunder, and in particular will maintain those records required to be maintained pursuant to subparagraph 2(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

     (b) To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, Piper Trust agrees that all records maintained by Piper Trust relating to the services to be performed by it under this Agreement are the property of the Company and will be preserved in accordance with Rule 31a-2 under the 1940 Act and will be surrendered promptly to the Company upon request.

     4. COMPLAINTS AND REGULATORY ACTIONS. Piper Trust and the Company shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Piper Trust, the Company, their affiliates (as defined in the 1940 Act) and/or their agents, representatives or employees to the extent that such investigation or proceeding is in connection with the services subject to this Agreement. Without limiting the foregoing, the parties shall notify each other promptly of the receipt of notice of any such investigation or proceeding and of any customer complaint relating to or learned of in the course of the provision of services subject to this Agreement.

     In the case of any such customer complaint, Piper Trust and the Company and their affiliates shall cooperate in investigating such complaint. Any response to a customer complaint relating to the Company must be approved in writing by the Company prior to it being sent to the customer or any regulatory authority. The Company agrees to review any such response to such substantive complaint prepared by Piper Trust within three (3) business days of its receipt by the Company, except that, if a more prompt response is required, the Company shall review such response within the required shorter time period. Any response by Piper Trust to a customer complaint which relates to Piper Trust or its affiliates shall be provided to the Company no later than the time it is provided to the customer or any regulatory authority.

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

     5.  INDEMNIFICATION.

     (a) Piper Trust will not be responsible for, and the Company will hold harmless and indemnify Piper Trust from and against, any loss by or liability to the Company or a third party, including attorneys' fees, in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken by Piper Trust pursuant to this Agreement, unless Piper Trust has acted negligently or in bad faith. Without limitation of the foregoing:

          (i) at any time Piper Trust may apply to any officer of the Company for instructions, and may consult with legal counsel for the Company or its own legal counsel at the expense of the Company, with respect to any matter arising in connection with its agency, and Piper Trust will not be liable for any action taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel; and

          (ii) Piper Trust may rely upon and will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company.

     (b) Piper Trust will hold harmless and indemnify the Company from and against any loss or liability arising out of Piper Trust's failure to comply with the terms of this Agreement or arising out of Piper Trust's negligence, misconduct or bad faith.

     6. INTERPRETATION; GOVERNING LAW. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law, including, without limitation, the 1940 Act and the rules and regulations promulgated thereunder. To the extent the provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

     7.  EFFECTIVE DATE; DURATION; TERMINATION.

     (a) This Agreement shall be effective as of the date first set forth above.

     (b) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect from year to year but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Company, including a majority of the Directors who are not parties to this Agreement or "interested persons" of any such party (as defined in the 1940
Act), by vote cast in person at a meeting called for the purpose of voting on such approval.

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     (c)  This Agreement may be terminated at any time without the payment of any penalty by either party upon not less than 60 days' written notice to the other party. Upon the effective termination date, Piper Trust shall make available to the Company or its designated record keeping successor all of the records of the Company maintained under this Agreement then in Piper Trust's possession.

     (d) This Agreement shall automatically terminate in the event of its assignment (as defined by the provisions of the 1940 Act) unless such assignment is approved in advance by the Board of Directors, including a majority of the directors of the Company who are not parties to this Agreement or "interested persons" of any such party (as defined in the 1940 Act).

     8. AMENDMENTS. No material amendment to this Agreement shall be effective until approved by Piper Trust and by a vote of the Board of Directors of the Company, including a majority of the Directors who are not parties to this Agreement or "interested persons" of any such party (as defined in the 1940
Act).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.


ATTEST:                              PIPER GLOBAL FUNDS INC.


/s/                                  By /s/ William H. Ellis
----------------------------            ------------------------
                                        Its Chairman
                                            --------------------



ATTEST:                                PIPER JAFFRAY  INC.


/s/                                 By /s/  E. Peter Gillette
----------------------------           ------------------------
                                       Its President
                                           --------------------



















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          EXHIBIT A TO SHAREHOLDER ACCOUNT SERVICING AGREEMENT
                         SCHEDULE OF CHARGES


PER ACCOUNT CHARGE FOR EACH FUND

$6.00 per active account

$1.60 per closed account

An active account is defined as an account that has a balance of shares. A closed account is defined as an account that does not have a balance of shares but has had activity within the past 12 months.



















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